Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
R.J. Reynolds Tobacco Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-58386 and 333-92489) on Form S-3 and (Nos. 333-59690, 333-80595, 333-80597 and 333-83891) on Form S-8 of R.J. Reynolds Tobacco Holdings, Inc. of our report dated January 28, 2003, except as to note 14, which is as of February 14, 2003, and note 22, which is as of January 8, 2004, with respect to the consolidated balance sheets of R.J. Reynolds Tobacco Holdings, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 amendment to annual report on Form 10-K/A of R.J. Reynolds Tobacco Holdings, Inc. Our report refers to the adoption in 2002 of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Our report also refers to the restatement of the previously issued 2000 consolidated statements of income for the reclassification of an income tax benefit from continuing operations to discontinued operations.

/s/ KPMG LLP

Greensboro, North Carolina
January 8, 2004